                                                              EXHIBIT 10.29


                            SOUTHERN LANCASTER COUNTY SC
                    FALCON CABLE TELEVISION FRANCHISE AGREEMENT

                                 TABLE OF CONTENTS

                                                                                 Page
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.   INTENT AND AUTHORITY                                                      1
          Finding (1); Authority to Grant Franchise (1)
     2.   DEFINITIONS                                                               1
     3.   MISCELLANEOUS GENERAL PROVISIONS.                                         6
          Short Title (6); Police Powers (6); Separability (6); Adjustment of
          Dollar Amounts (6); Applicability (6); Confidentiality (6); Notices
          (6)

THE FRANCHISE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     4.   INFORMATION REQUIRED/RECEIVED FROM GRANTEE                                7
     5.   GRANT OF FRANCHISE                                                        7
          Consistency with Federal and State Laws (7); General Ordinances (8)
     6.   DURATION                                                                  8
          Term (8); Renewal (9)
     7.   USE OF STREETS                                                            9
     8.   SYSTEM UPGRADE                                                           12
     9.   REMOVAL                                                                  14
     10.  RIGHT OF GRANTORS TO PURCHASE THE SYSTEM                                 15

SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     11.  UNIVERSAL SERVICE                                                        16
          Line Extension Policy (16)
     12.  GENERAL REQUIREMENTS                                                     16
          Repairs (17); Emergency Alert System (17)
     13.  CUSTOMER SERVICE                                                         18
          FCC Standards (18); Customer information (18); Grantee Rules (18);
          Local business office (18); 24-hour service (18); Prompt repair (18);
          Equipment maintenance (19); Deposits (19); Disconnection (19);
          Security deposit (19); Refunds (19); Late fees (20)
     14.  TECHNICAL STANDARDS                                                      20
          Color, Stereo, and VIT Signals (21)
     15.  COMMUNITY, EDUCATIONAL AND GOVERNMENTAL ACCESS                           21
          Grantee use of Unused Access Channel (21); Support for Use of Access (22)
     16.  SERVICE TO GRANTORS                                                      22
     17.  PROGRAMMING                                                              23




REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     18.  REGULATION OF THE FRANCHISE                                              23
     19.  TRANSFERS                                                                24
     20.  BOND                                                                     25
     21.  INDEMNIFICATION                                                          25
     22.  INSURANCE                                                                26
     23.  REPORTS                                                                  27
          Contemporaneous reports (27); Annual Report (27); Special reports (28)
     24.  RATES                                                                    28
          Promotional rates (28)
     25.  FRANCHISE FEES                                                           29
     26.  RECEIVERSHIP AND FORECLOSURE                                             30
     27.  ENFORCEMENT                                                              31
          Termination  (31); Liquidated Damages (32); Forbearance (33); Force
          Majeure (33)


KNOW ALL MEN BY THESE PRESENTS that the Town of Heath Springs, the Town of Kershaw, and Lancaster County, South Carolina, hereinafter singly and collectively the Grantors, and Enstar Income Program 1984-1, L.P. d.b.a. Falcon, hereinafter the Grantee, in order to provide to Grantee a non-exclusive franchise to operate a cable television system, do mutually agree as follows.

                                    INTRODUCTION

1.   INTENT AND AUTHORITY

     a. Finding : The Grantors find that the development of communications systems such as cable television has the potential of having great benefit and impact upon the residents of Heath Springs, Kershaw, and Lancaster County. Because of the complex and rapidly changing technology associated with cable television, the Grantors further finds that the public convenience, safety and general welfare can best be served by reasonable regulations to attain the best possible public interest and public purpose in these matters.

     b. Authority to Grant Franchise: Grantors shall comply with any requirements of the State or Federal governments so as to maintain their authority to grant a Franchise.

2.   DEFINITIONS

For the purposes of this Franchise Agreement the following terms, phrases, words, and their derivations shall have the meaning given herein. When not inconsistent with the context, words used in the present tense include the future, words in the plural number include the singular number, words in the singular number include the plural number, and the use of any gender shall be applicable to all genders whenever the sense requires. The words "shall" and "will" are mandatory and the word "may" is permissive. Words not defined shall be given their common and ordinary meaning.


     a. "Area of dominant interest" has the same meaning given it in FCC regulations.

     b. "Cable Act" means the Cable Communications Policy Act of 1984 (Public Law No. 98-549, 47 USC 521 (Supp.)) as it may be amended or superseded.

     c. "Cable Communications System" or "System," also referred to as "Cable Television System," "Cable System," "CATV System," shall mean a facility, consisting of a set of closed transmission paths and associated signal generation, reception, and control equipment that is designed and constructed for the purpose of providing cable service within the Franchise Area.

     d. "Cable service" means the provision to subscribers of video programming or information Grantee makes available to all subscribers generally and subscriber interaction, if any, which is required for the selection of such programming or information.

     e. "Cable TV Administrator" shall mean the Mayor of Heath Springs, the Administrator of Kershaw, or the County Administrator, or their designee, as applicable, provided that the said administrator shall notify Grantee in writing the name of such designee(s).

     f. "Channel" means a portion of the electromagnetic frequency spectrum which is used in the cable system and which is capable of delivering a television channel as defined by the FCC to subscribers.

     g. "Community channel" or "community access channel" means any channel designated or dedicated for use by the general public or noncommercial organizations which is made available for use without charge on a first-come, first-served, nondiscriminatory basis. Such channels are identical to "public access channels" as defined in the Cable Act.

     h. "Educational channel" or "educational access channel" means any channel where educational programs are the only designated use.

     i. "Fair market value" means the price that a willing buyer would pay to a willing seller for a going concern.

     j. "FCC" means the Federal Communications Commission or any legally appointed or elected successor.

     k. "Franchise" shall mean the right granted by this agreement to erect, construct, reconstruct, operate, dismantle, test, use and maintain a cable communications system in the Grantors' jurisdictions.

     l. "Franchise Area" or "Service Area" shall mean the area within the present corporate limits of Heath Springs and Kershaw, and any area subsequently annexed by either of them, and the unincorporated portion of Lancaster County, unless Grantors shall approve a smaller area pursuant to section 12.(b).

     m. "Franchise fee" means any tax, fee or assessment of any kind imposed by a franchising authority or other governmental entity on a Grantee solely because of its status as such. The term "Franchise Fee" does not include:

          (1) Any tax, business license, fee, or assessment of general applicability (including any such tax, license, fee, or assessment imposed on both utilities and cable operators or their services but not including a tax, fee or assessment which is unduly discriminatory against Grantee);

          (2) Capital costs which are required by the Franchise to be incurred by Grantee for community, educational or governmental access facilities;

          (3) Requirements or charges incidental to the awarding or enforcing of the Franchise, including payments for bonds, security funds, letters of credit, insurance, indemnification, penalties, or liquidated damages; or

          (4)  Any fee imposed under Title 17, United States Code.

     n. "Government channel" or "government access channel" means any channel specifically designated or dedicated for government use.

     o. "Grantee" shall mean Enstar Income Program 1984-1, L.P. d.b.a. Falcon, its agents, employees, lawful successors, transferees or assignees.

     p. "Grantors" shall mean the Town of Heath Springs, the Town of Kershaw, and Lancaster County of the State of South Carolina, or any one or two of them. The Grantors' Councils are the governing bodies of the Grantors.

     q. "Gross Revenues derived from the operation of the system" shall mean all cash, credits, property of any kind or nature or other consideration derived directly or indirectly by a Grantee, its affiliates, subsidiaries, parents, and any other person or entity in which the Grantee has a financial interest or which has a financial interest in the Grantee, including but not limited to:

          (1) revenue from all charges for cable services provided to subscribers (including leased access fees), less refunds but including the full amount recovered by any collection agency;

          (2) revenue from all charges for the insertion of commercial advertisements upon the Cable Television system;

          (3)  revenue from all charges for the leased use of studios;

          (4) revenue from all charges for the installation, connection and reinstatement of equipment necessary for the utilization of the Cable Television System and the provision of subscriber and other services;

          (5) the sale, exchange or use or cable cast of any programming developed for community use or institutional users;

          (6) valued at retail price levels, the value of any goods, services, or other remuneration in non-monetary form, received by the Grantee or others described above in consideration for performance by a Grantee or others described above of any advertising or other service in connection with the Cable Television System; and

          (7) revenues from any television programming or other services offered to the citizens of Grantors within the term of the Franchise by any means of delivery whatsoever where such programming or services are provided by means of the System or any part thereof.

Such revenues shall be subject to a Franchise Fee once and only once and revenues transferred to a related entity shall not be subject to a Franchise Fee a subsequent time. This definition shall not operate to result in an amount for gross revenues that is less than the amount subject to South Carolina sales tax.

     The phrase "financial interest" as used in this definition shall include but not be limited to the following, if and to the extent derived from the operation of the cable system (a) Any contract in which the Grantee or any named owner thereof is to receive a percentage of the gross revenues and/or a percentage of the net income of the other party to the transaction by reason of the activities encompassed by said contract; (b) Any debt relationship in which the Grantee or any named owner thereof as debtor borrows funds at a rate more advantageous than that generally available to similarly situated entities of similar credit worthiness; (c) Any debt relationship in which the Grantee or any named owner thereof as creditor receives a rate of interest exceeding that which would otherwise be paid by a similarly situated debtor of similar credit worthiness; (d) Any debt relationship which has conversion privileges to a form of equity of the nature described in the preceding subsection.

     The phrase "derived from the system" as used in this definition shall not include: (a) business services provided to cable television entities to the extent such revenues are subject to another Franchise; (b) business services provided to non-cable television entities provided that Grantee receives reasonable consideration for such services; (c) any activity, product or service which cannot be provided by means of the system, provided that the value of use of the system for marketing or otherwise shall be included.

     r. "Installation" shall mean the connection of the system to subscribers' terminals.

     s. "Leased Access" shall mean the use on a fee-for-service basis of the Cable Television System by business enterprises (whether profit, nonprofit or governmental) to render services to the citizens of the Grantors and shall include without limitation all use pursuant to
          Section 612 of the Cable Act.

     t. "Leased access channel" or "commercial leased channel" means any channel designated or dedicated for use by persons unaffiliated with the Grantee in accordance with the Cable Act.

     u. "Person" means any individual, corporation, partnership, association, joint venture or organization of any kind and the lawful trustee, successor, assignee, transferee or personal representative thereof.

     v. "Reasonable notice" shall be written notice addressed to either Grantors or Grantee at its respective principal office within the Grantors or such other office as the party has designated to the other as the address to which notice shall be transmitted to it, which notice shall be certified and postmarked not less than ten (10) business days prior to that day in which the party giving such notice shall commence any action which requires the giving of notice. In computing said five (5) days, holidays recognized by the Grantors shall be excluded.

     w.   "Resident" means any person residing in the Franchise Area.

     x.   "Sale" shall include any sale, exchange, barter or offer for sale.

     y. "School" means any public, private or nonprofit educational institution, including primary and secondary schools, colleges and universities.

     z.   "Service area" means the "Franchise Area."

     aa.  "State" means the State of South Carolina.

     bb. "Street" shall mean the public ways, including the surface of and the space above and below any public street, road, highway, freeway, easement, lane, path, alley, court, sidewalk, parkway, or driveway now or hereafter existing as such within the Franchise Area.

     cc. "Subscriber" means any person who legally receives any one or more of the services provided by the Cable Communications System.

     dd.  "System" means "Cable Communications System."

     ee. "Upstream signal" means a signal originating from a terminal to another point in the cable television system, including video, audio or digital signals for any purpose.

     ff. "User" means a person or organization utilizing channel or equipment and facilities for the purpose of production and/or transmission of material, as contrasted with receipt thereof in a subscriber capacity.

3.   MISCELLANEOUS GENERAL PROVISIONS

     a. Short Title: This agreement shall be known and may be cited as the "Falcon Cable TV Franchise Agreement."

     b. Police Powers: Nothing in this shall be construed as an abrogation by the Grantors of any of their police powers.

     c. Separability: If any Section, subsection, sentence, clause, phrase, or portion of this Franchise Agreement is for any reason held invalid or unconstitutional by any court of competent jurisdiction, such portion shall be deemed a separate, distinct, and independent provision and such holding shall not affect the validity of the remaining portions hereof.

     d. Adjustment of Dollar Amounts: All amounts stated in specific dollars in this agreement may be adjusted from time-to-time by Grantors Councils based upon the Consumer Price Index or some other reasonable method.

     e. Applicability: Grantee may not avoid compliance with the terms and provisions of this agreement by contracting for any service. Grantee shall not utilize an "open video system" or its equivalent to avoid application of the Franchise to Grantee's operations.

     f. Confidentiality: To the maximum extent permitted by applicable law, the Grantors shall disclose to only those Grantors officials whose positions reasonably require knowledge of such information and shall otherwise keep confidential any information specifically designated by Grantee in writing to be confidential. In the event that a request for disclosure is made pursuant to a Freedom of Information Act or otherwise reasonably requiring a response by the Grantors, the Grantors shall disclose the fact that the Grantee claims a right of confidentiality with respect to such information and shall promptly advise the Grantee regarding such request. The Grantors shall further resist such request only if the Grantee agrees in writing to bear the expense of such resistance. Failure of Grantee to agree to bear such expense in a timely fashion in order for Grantors to meet their legal obligation to the party requesting such information shall be construed as Grantee relinquishing any claim of confidentiality.

     g. Notices: All notices, requests, demands, or other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered by mailing, first class, postage pre-paid, return receipt requested, as follows:

          (1) To Grantors: Mayor, Town of Heath Springs, P. O. Box 68, Heath Springs SC 29058; Administrator, Town of Kershaw, Box 145, Kershaw, SC 29067; Administrator, Lancaster County, P. O. Box 1809, Lancaster, SC 29721.

          (2) To Grantee: Director of Government Relations, Enstar Income Program 1984-1, L.P., c/o Falcon, 10900 Wilshire Boulevard, 15th Floor, Los Angeles, CA 90034.

                                   THE FRANCHISE

4.   INFORMATION REQUIRED/RECEIVED FROM GRANTEE

Grantors acknowledge receipt and sufficiency of the following:

     a. a clear description of the identity of the Grantee including but not limited to the name of the Grantee, the address of the Grantee, the nature of the business entity, the name(s) and address(es) of each person owning one percent (1%) or more of the business entity, and evidence of the compliance of the business entity with all applicable law;

     b. an affidavit that the Grantee is not in collusion with any potential applicant for a Cable TV Franchise and that Grantee is not a participant in any other application for a cable TV Franchise by the Grantors;

     c.   a non-refundable fee of $5,000.

Information to be Public : Subject to the provisions of section 3.f, all information described in this section shall be available for public inspection at places designated by the Grantors.

5.   GRANT OF FRANCHISE

     a. Grant : Grantors hereby grant to Grantee a nonexclusive, revocable Franchise to construct, operate, maintain, and reconstruct, a Cable Communications System within the Franchise Area. Said Franchise constitutes both a right and obligation to provide the services of a Cable Communications System. Grantors specifically reserve the right to grant, at any time, such additional Franchises for Cable Communications Systems as they deems appropriate, and issuance of one or more Franchises shall not be construed as limiting the Grantors' right to provide Cable Television services themselves or in concert with any other entity.

     b. Consistency with Federal and State Laws: The Franchise granted hereby is intended to be consistent with federal laws and regulations and state general laws and regulations. In the event of conflict between the terms and conditions of the Franchise and the terms and conditions on which the Grantors can grant a Franchise, the general law and/or statutory requirements shall, without exception, control.

     c. General ordinances: The Franchise granted hereby is made subject to general ordinance provisions now in effect or hereafter made effective. Nothing in the Franchise shall be deemed to waive the requirements of the other codes and ordinances of the Grantors regarding permits, fees to be paid or manner of construction. Grantee shall be liable for all taxes, business licenses, fees, or other impositions as any other business having its place of business in the Grantors' jurisdiction.

     d. The franchise granted herein shall be terminated only as authorized and permitted by applicable federal and state law and this agreement and upon written notice given not less than 120 days prior to the effective date of termination.

     e. The Grantors shall not grant another franchise for cable television service in the franchise area, nor shall they undertake to provide cable television services in competition with Grantee, on terms or conditions more favorable or less burdensome to the operator than those applied to Grantee herein under this Franchise. In the event that Grantors provide cable service, they shall include in charges to their subscribers the equivalent of the franchise fees Grantee is required to pay pursuant to this Franchise. If Grantors grant another franchise for cable television service in the franchise that is less favorable or more burdensome to the operator than those applied to Grantee under this Franchise Agreement, Grantee shall become subject to such provisions in a reasonable time as determined by Grantors.

6.   DURATION

     a. Term The term of this Franchise and all rights, privileges, obligations, and restrictions pertaining thereto shall be ten (10) years from March 15, 1998, which shall be the effective date hereof, unless terminated sooner or extended as hereinafter provided, and all Grantee's obligations, except the obligation to provide a Cable Communications System under section 5, shall survive expiration of the Franchise. During the final two years of the initial term of this Franchise, Grantors shall review the technology employed by Grantee to determine whether the technology is substantially equal to the technology employed by other systems of similar size managed by or affiliated at that time with Grantee, its general partner or management company in North or South Carolina.
          (1) Unless Grantors determine that the technology employed by Grantee at that time is not substantially equal to the technology employed by Grantee, its general partner or management company in North or South Carolina, the term of this franchise shall be automatically extended for an additional five (5) years.
          (2) In the event that Grantors reasonably determine that the technology employed by Grantee at that time is not substantially equal to the technology employed at that time by other systems managed by or affiliated with Grantee, its general partner or management company in North or

                                                                     PAGE 9
               South Carolina, Grantee shall upgrade its technology to make it substantially equal to the technology employed by such other systems within eighteen (18) months of the notice to Grantee or within ten (10) years of the effective date hereof, whichever is later. The term of this franchise shall be extended to such deadline date. If Grantee completes the upgrade required by this subsection, then the term of this franchise shall be extended as provided in subsection (1) of this section.

          (3) If Grantee wishes to appeal the determination of Grantors described in subsection (1) of this section, its sole recourse shall be to a board of three members, all three of whom shall be experts in cable television franchising, one appointed by Grantee, one appointed by Grantors, and one selected by the other two members. Grantee shall initiate such appeal by appointing one such person and serving written notice upon Grantors of such appointment. Within forty-five (45) days after receipt of such notice, Grantors shall serve upon Grantee a notice of the appointment of a member. If Grantors shall fail to make such appointment or if the two members appointed by the parties shall fail to select a third member within thirty (30) days after the appointment of the second member, the Court of Common Pleas for Lancaster County may, upon application of either party, appoint any member or members not duly appointed in accordance with the foregoing. The board may obtain such records of Grantee as it may determine to be relevant to its assignment and shall make its determination within a reasonable time. Members of the board shall be entitled to reasonable compensation to be paid by the parties equally.

     b. Renewal: Upon expiration of the franchise term or any extension thereof, the right of Grantee respecting renewal shall be determined in accordance with applicable law in effect at that time.

7.   USE OF STREETS

     a. For the purposes of operating and maintaining a Cable Communications System in the Franchise Area, Grantee may erect, install, construct, repair, replace, reconstruct and retain in, on, over, under, upon, across and along the streets within Grantors such lines, cables, conductors, ducts, conduits, vaults, manholes, amplifiers, appliances, pedestals, attachments and other property and equipment as are necessary and appurtenant to the operation of the Cable System, provided that all applicable permits are applied for and granted, all fees paid and all other of Grantors codes and ordinances are otherwise complied with.

     b. Plans to be approved : Prior to construction or alteration, Grantee shall in each case file plans with the Grantors and receive written approval of such plans.

     c. Coordination : Construction, installation and maintenance of the Cable Television System shall be performed in an orderly and workmanlike manner, and in close coordination with public and private utilities serving the Franchise Area following accepted construction procedures and practices and working through existing coordinating committees and organizations or such organizations as may be established. All cable and wires shall be installed, where possible, parallel with electric and telephone lines, and multiple cable configurations shall be arranged in parallel and bundled with due respect for engineering considerations.

     d. All transmission and distribution structures, lines, and equipment erected by the Grantee within the Franchise Area shall be so located as to cause minimum interference with other proper uses of streets, alleys, and other public ways and places, and to cause minimum interference with the rights and reasonable convenience of property owners who adjoin any of the said streets, alleys or other public ways and places. Grantee shall make use of existing poles and other facilities available to Grantee. Grantee shall individually notify all residents significantly adversely affected by proposed construction prior to the commencement of that work.

     e. Notwithstanding the above grant to use streets, no street shall be used by Grantee if Grantors determine that such use is inconsistent with the terms, conditions or provisions by which such street was created or dedicated, or is presently used.

     f. Nothing in this Franchise shall be deemed to compel the Grantors to maintain or retain any of their property any longer than, or in any fashion other than, in the Grantors' judgment, their own business needs may require. The Grantors shall not be required to assume any responsibility for the securing of any rights-of-way or easements, nor shall the Grantors be responsible for securing any permits or agreements with other persons or utilities.

     g. In case of disturbance of any street, sidewalk, alley, public way, or paved area, the Grantee shall, at its own cost and expense and in a manner approved by the Grantors, replace and restore such street, sidewalk, alley, public way, or paved area in as good a condition as before the work involving such disturbance was done.

     h. Existing poles : Grantee shall use to the fullest extent possible existing poles or wire-holding structures. To that end Grantee is authorized to enter into pole-sharing agreements with other users of the public ways or to enter into agreements for other such entities to use portions of Grantee's space on shared poles or structures or to enter into agreements to use portions of other entity's space on shared poles or structures.

     i. Erection of Poles : This Franchise shall not be deemed to expressly or by implication authorize the Grantee to construct or install poles or wire-holding structures within streets for the purpose of placing cables, wires, lines or otherwise, without the written consent of the Grantors. Such consent shall be given upon such terms and conditions as the Grantors may prescribe which shall include a requirement that the Grantee perform, at its sole expense, all tree trimming required to maintain the poles clear of obstructions.

     j. With respect to any poles or wire-holding structures which the Grantee is authorized to construct and install within streets, a public utility or public utility district serving the Grantors may, if denied the privilege of utilizing such poles or wire-holding structures by the Grantee, apply for such permission to the Grantors Council. If the Grantors Council finds that such use would enhance the public convenience and would not unduly interfere with the Grantee's operations, the Grantors Council may authorize such use subject to such terms and conditions as it deems appropriate. Such authorization shall include the condition that the public utility or public utility district pay to the Grantee any and all actual and necessary costs incurred by the Grantee in permitting such use.

     k. Grantee shall have the right to remove, trim, cut and keep clear of its poles, towers, wires and other overhead appliances and equipment, the trees in and along the streets within the Franchise Area; provided, however, that in the exercise of such right, Grantee shall not cut, remove, trim or otherwise injure such trees to any greater extent than is necessary for the installation, maintenance and use of such poles, towers, wires or other overhead appliances.

     l. With respect to any cables, wires and other like facilities constructed and installed by the Grantee above ground, the Grantee shall, at its sole expense, reconstruct and reinstall such cables, wires or other facilities underground pursuant to any project under which the cables, wires or other like facilities of all such utilities are placed underground within an area.

     m. Undergrounding : Except as hereinafter provided, in all areas of the Franchise Area where the cables, wires and other like facilities of any public utilities or public utility districts are placed underground, Grantee shall construct and install its cables, wires, and other facilities underground. Amplifier boxes and pedestal mounted terminal boxes may be placed above ground if existing technology reasonably requires, but shall be of such size and design and shall be so located as not to be unsightly or unsafe. In any area of the Grantors where there are certain cables, wires and other like facilities of a public utility or public utility district underground and at least one operable cable, wire or like facility of a public utility or public utility district suspended above the ground from poles the Grantee may construct and install its cables, wires, and other facilities from the same poles.

     n. Relocation : If the Grantors or other public agency acting in concert with the Grantors elects to alter, repair, realign, abandon, improve, vacate, reroute or change the grade of any street or to replace, repair, install, maintain, or otherwise alter any above ground or underground cable, wire conduit, pipe, line, pole, wire-holding structure, structure, or other facility utilized for the provision of utility or other services or transportation of drainage, sewage or other liquids, the Grantee, shall, except as otherwise hereinafter provided, at its sole expense remove or relocate as necessary its poles, wires, cables, underground conduits, manholes and any other facilities which it has installed. If such removal or relocation is required within the subdivision in which all utility lines, including those for the Cable Television System were installed at the same time, the entities may decide among themselves who is to bear the cost of relocation; provided that the Grantors shall not be liable to the Grantee for such costs except to the extent specifically agreed to by the Grantors. Regardless of who bears the costs, the Grantee shall take action to remove or relocate at such time or times as are directed by the agency or company undertaking the work. Reasonable advance written notice shall be mailed to the Grantee advising the Grantee of the date or dates removal or relocation is to be undertaken.

     o. Movement of Buildings : Grantee shall, upon request by any person holding a building moving permit, Franchise or other approval issued by the Grantors, temporarily remove, raise or lower its wire to permit the movement of buildings. The expense of such removal, raising or lowering shall be paid by the person requesting same, and Grantee shall be authorized to require such payment in advance. Grantee shall be given not less than seven (7) days oral or written notice to arrange for such temporary wire changes.

8.   SYSTEM UPGRADE

     a. Not later than June 30, 2000, Grantee shall upgrade its system to provide a minimum of sixty (60) channels, of which no less than 36 shall be activated for service to subscribers initially, with the capacity of expansion. Grantee may use a nodal architecture including fiber optics to the node or other technology and design that is more practicable both economically and technologically to achieve a system with the same minimum capacity and technical quality. Prior to commencing construction, Grantee shall submit a plan and schedule of construction reflected on maps at a scale of 1 inch to 200 feet showing by a logical geographic progression the sequence in which the entire franchise area will be served.

     b. A Final Order of Completion for the upgrade shall be issued by the Grantors when:

          (1) construction of the Cable Television System has been completed within the entirety of the Franchise Area in compliance with construction standards, the approved plan, and the design and other requirements of this agreement;

          (2) cable television services have been made available in accordance with section 12 of this agreement to the Franchise Area.

          (3) any and all studio facilities, equipment, channels and other services, resources or benefits required for community, educational, and governmental access purposes pursuant to the provisions of this agreement have been completed and made available;

          (4) complete and accurate "as built" plans in electronic format compatible with Lancaster County GIS have been filed by the Grantee with the Grantors; and

          (5) a Notice of Completion has been filed by the Grantee as hereinafter provided.

     c. For purposes of this section, cable television service shall be deemed to be made available when cable television services are offered on a non-discriminatory basis for immediate provision to the owner or legal representative of the owner empowered to consent to use of the property of such individual dwelling units.

     d. For the purpose of determining completion under this Section, the total number of dwelling units within each Franchise Area shall be deemed to be the actual number of units available for occupancy as of a date forty-five (45) calendar days in advance of the date of filing by the Grantee of the Notice of Completion; provided that the Grantee files the Notice of Completion with a good faith belief that it has in fact achieved completion as of the date of filing.

     e. When Grantee asserts completion it shall file a written Notice of Completion with the Cable TV Administrator. The Notice of Completion shall state the total number of dwelling units available for occupancy within each Franchise Area forty-five (45) calendar days in advance of the filing of the Notice, the total number of dwelling units to which cable television service has been made available within each Franchise Area as of the date of filing, and shall otherwise certify completion as defined by the first paragraph in this Section. Neither the Notice of Completion nor the statements, assertions or certifications contained therein shall be deemed to be binding upon the Grantors.

     f. During the period of upgrade construction and during the sixty (60) day period following filing of the Notice of Completion, all elements and components thereof, and all equipment and studio facilities required by this Franchise document shall be subject to inspection by Grantors' employees or authorized agents or representatives, for the purpose of determining whether the System and related facilities comply with the Franchise and the provisions of this agreement. The Grantee shall authorize such inspection and provide such information and cooperation as is required in order to permit an adequate investigation to determine the existence or nonexistence of such compliance.

9.   REMOVAL

     a. Upon expiration or termination of a Franchise, if the Franchise is not renewed and if neither the Grantors nor an assignee purchase the Cable Television System, Grantee, at its sole cost and expense,

          (1) may remove any underground cable from the streets which has been installed in such a manner that it can be removed without trenching or other opening of the streets along the extension of cable to be removed. Grantee shall not remove any underground cable or conduit which requires trenching or other opening of the streets along the extension of cable to be removed, except as hereinafter provided.

          (2) shall remove any underground cable or conduit by trenching or opening of the streets along the extension thereof or otherwise which is ordered to be removed by the Grantors Council based upon a determination of the Council that removal is required in order to eliminate or prevent a hazardous condition or promote future utilization of the streets for public purposes. Any order by the Grantors Council to remove cable or conduit shall be mailed to the Grantee not later than thirty (30) calendar days following the date of expiration or termination of the Franchise. Grantee shall file written notice with the Grantors not later than thirty
               (30) calendar days following the date of expiration or termination of the Franchise of its intention voluntarily to remove cable intended to be removed and a schedule for removal by location. The schedule and timing of removal shall be subject to approval and regulation by the Grantors. Underground cable and conduit in the streets which is not removed shall be deemed abandoned and title thereto shall be vested in the Grantors.

          (3) shall remove from the streets all above ground elements of the Cable Television System, including but not limited to amplifier boxes, pedestal mounted terminal boxes, and cable attached to or suspended from poles or other structures.

     b. Grantee shall apply for and obtain such encroachment permits, licenses, authorizations or other approvals and pay such fees and deposit such security as required by applicable ordinance of the Grantors, shall conduct and complete the work of removal in compliance with all such applicable ordinances, and shall restore the streets to the same condition they were in before the work of removal commenced. The work of removal shall be completed not later than twelve (12) months following final determination that the franchise has been terminated.

10.  RIGHT OF GRANTORS TO PURCHASE THE SYSTEM

     a. In the event the Grantors revoke the Franchise pursuant to provisions of this agreement or upon non-renewal after the normal expiration of the Franchise term or extension thereof and if Grantee is willing to sell to any party, the Grantors shall have the first right, directly or as an intermediary, to purchase the cable communications system. The purchase price shall be the higher of any bonafide offer of purchase made by an unaffiliated third party or the fair market value of the system.

     b. The date of valuation shall be no earlier than the day following the date of expiration or revocation and no later than the date the Grantors make an appropriate offer for the system.

     c. The value of the cable system shall be determined by a board of three members, all three of whom shall be experts in the appraisal of cable television systems, one appointed by Grantee, one appointed by the Grantors, and one selected by those two. Either party may initiate the formation of the board by serving written notice upon the other of the appointment of a member. Within forty-five (45) days after receipt of such notice, the other party shall serve upon the first party a notice of the appointment of a member. If the second party shall fail to make such appointment or if the two members appointed by the parties shall fail to select a third member within thirty (30) days after the appointment of the second member, the Court of Common Pleas for Lancaster County may, upon application of either party, appoint any member or members not duly appointed in accordance with the foregoing. The board may obtain such records of Grantee as it may determine to be relevant to its assignment and shall make its determination of value within a reasonable time. Members of the board shall be entitled to reasonable compensation to be paid by the parties equally.

     d. Either party may invoke the provisions of this section by serving written notice upon the other.

     e. Nothing contained in this section shall preclude payment by the Grantors of a purchase price established by agreement between the Grantee and the Grantors at any time.

                                      SERVICES

11.  UNIVERSAL SERVICE

     a. Grantee shall provide equal and uniform cable television service to all dwelling units within incorporated portions of the Franchise Area; provided, that all permissions required from owners of property are reasonably available. Notice of the circumstances of each such unavailability shall be given to the Grantors. No charge shall be required of any subscriber or property owner for extension of distribution facilities except as provided in section 11.b. Grantee shall not discriminate in the offer of services or assessment, levy, charge, imposition or collection of rates on the basis of age, race, creed, color, religion, national origin, sex, marital status, or location within the Franchise Area.

     b. Line Extension Policy: Outside the portions of the franchise area which were inside the corporate limits of the Towns on March 15, 1998, Grantee shall extend its distribution facilities to any area contiguous to its existing system that is not served by a franchised cable company when there are 20 homes or 15 one-year commitments per mile of cable. Grantee may require subscribers to share the cost of extending distribution facilities to other areas. Grantee's rules for sharing such costs shall be subject to the provisions of sections 13 and 24 of this Franchise and shall be subject to approval of the Grantors.

     c. Service to new developments: Grantee shall provide service to new developments within the Franchise Area on a timely basis in coordination with utility providers in such areas, and subject to the provisions of subsection 11.b above.

     d. Service to Newly Annexed Areas: Within sixty (60) days of official notice of any annexation, unless Grantee is already providing cable service to the annexation area, Grantee shall submit a plan and schedule meeting the requirements of Section 9.1 showing how Grantee proposes to incorporate such annexed area into its System as quickly as is reasonably possible.

12.  GENERAL REQUIREMENTS

The Cable Television System shall, at minimum:

     a.   Relay to subscriber terminals those signals required by the FCC.

     b. Make available upon request by any subscribers receiving channels showing premium services and pay per view events, a lockout device which prevents the unauthorized viewing of such channels.

     c. Make available to subscribers an RF switch (an A-B switch) permitting conversion from cable to reception from another source for each outlet.

     d. Not, as a condition to providing cable communications service, require any subscriber or potential subscriber, to remove any existing antenna structures for the receipt of television signals nor prohibit any subscriber from installing such structures.

     e. Render efficient service, make repairs promptly, and interrupt service only for good cause and for the shortest time possible. Such interruptions, insofar as practical, shall be preceded by notice and shall occur during periods of minimum use of the System. In the event that any subscriber is interrupted for twenty-four (24) or more consecutive hours due to causes within Grantee's control, Grantee shall provide a prorated rebate of monthly fees to the affected subscriber. The rebate to an active subscriber may be in the form of a credit against the account of the subscriber.

     f. Effective with completion of the upgrade, Grantee shall include an "Emergency Alert System" which meets the requirements of the FCC for a video interrupt and audio alert message on all channels and EAS audio and video messages on at least one channel, without regard to the deadline in FCC rules. The Cable Television System shall include the capability to receive alerts from the Grantors' headquarters for Emergency Services. Grantors shall indemnify and hold Grantee harmless from any and all claims of loss or damage alleged to arise from the acts or omissions of Grantors in the use or failure to use such capability.

     g. Grantee shall interconnect its Cable Television System with other Cable Systems within the County, or provide direct connections to programming sources, so as to enable each system to carry and cablecast the community, educational, and governmental access programming of the other systems. It is recognized that this capability requires cooperation from other independent franchising authorities, cable operators, and others. Grantee shall cooperate with such other entities with a goal of achieving interconnection. Grantee's obligation under this section shall be as required by section 15.d and the following: Not later than June 30, 2001, Grantee shall present a plan developed with the other cable television companies operating in the county to accomplish the interconnection required by this section. Provided that there is live programming on the government channel at that time, or subsequently when such programming is being provided, and upon approval of such plan by Grantors, Grantee shall implement the plan up to a cost to Grantee of $10,000.

13.  CUSTOMER SERVICE

     a. FCC Standards: Grantee shall provide customer service, at a minimum, equal to requirements adopted by the FCC or other federal agencies having jurisdiction over Grantee. A printed copy of the standards that are applicable shall be provided by Grantee to its customers on request without charge or made available by way of the cable system.

     b. Customer information: Grantee shall make available to its customers through one of its locally produced television channels or by such other methods as the Grantee may deem necessary information with regard to complaint procedures, channel offerings, rate schedules and discount packages.

     c. Grantee Rules: Grantee shall promulgate such rules, regulations, terms, and conditions governing the conduct of its business as shall be reasonably necessary to enable Grantee to exercise its rights and to perform its obligations under this Franchise and to assure an uninterrupted service to each and all of its customers; provided, however, that such rules, regulations, terms, and conditions shall not be in conflict with the provisions hereof, and shall have been submitted to the Grantors not less than (30) days prior to the proposed effective date thereof.

     d. Local business office: Grantee shall establish, operate, and maintain either with its own employees or by contract with a competent unrelated organization in one of the Towns or within eight (8) miles of both the Town Halls of Heath Springs and Kershaw a business office for the purpose of initiating, changing or discontinuing service, paying bills, and returning equipment. Such office shall be open during normal business hours and additional hours as Grantee determines.

     e. 24-hour service: Grantee shall have a listed toll-free telephone number for service calls and such telephone service shall be available twenty-four (24) hours a day, seven (7) days a week.

     f. Prompt repair: Grantee shall maintain adequate repair materials and technicians. Grantee shall make repairs affecting fewer than five (5) subscribers within 48 hours of initial notice by any subscriber. Grantee shall initiate repairs affecting five (5) or more subscribers within 24 hours of initial notice by any subscriber. Whenever such repairs cannot be completed within 72 hours of initiation, Grantee shall notify Grantors prior to the end of the 72-hour period of a time certain when the repairs shall be completed. All repairs shall restore the system to conform with plans previously submitted to the Grantors. Grantee shall credit the account of any subscriber without service beyond the limits in this section. In the event of a declared natural disaster or other major disruption affecting more than twenty-five percent of its subscribers, Grantee shall repair the system reasonably promptly and in coordination with Grantors and emergency authorities.

     g. Equipment maintenance: Grantee shall service or replace without charge all equipment provided by it to the subscriber, provided, however, that Grantee may charge a subscriber for service to or replacement of any equipment damaged by a subscriber. This subparagraph does not apply to inside wiring not owned by Grantee. Grantee may remove obsolete equipment without providing a replacement.

     h. Deposits: Grantee may require all subscribers to pay for basic service not more than two (2) months in advance. Grantee shall require no other deposit or pre-payment for basic service, provided, however, that nothing herein shall be construed to prohibit a charge for installation of Cable Communications Services.

     i. Disconnection: In the event that a subscriber fails to pay as properly due and owing a fee or charge, the Grantee may disconnect the subscriber's service outlet, upon giving ten (10) days written notice thereof, and charge a reasonable reconnection fee. If a subscriber shall exercise his right to withhold payment under provisions of State law, Grantee shall strictly adhere to the requirements of said State law. Unless permitted by FCC regulations, Grantee shall neither impose nor collect any additional charge for the disconnection of any installation or outlet or level of service.

     j. Security deposit: Grantee shall not charge a security deposit greater than the actual cost to the Grantee of equipment for which the security deposit was collected. If Grantee's policy of requiring such deposits shall change to require a smaller or no deposit, Grantee shall refund all or the same proportion of previously-collected deposits for the same or substantially similar equipment immediately upon such change taking place. Such refund may be by credit on subscriber's bills.

     k. Refunds: Grantee shall establish and conform to the following policy regarding refunds to subscribers and users:

          (1) If the Grantee collects a deposit or advance charge on any service or equipment requested by a subscriber or user, Grantee shall provide such service or equipment within thirty (30) days of the collection of the deposit or charge or it shall refund such deposit or charge within forty-five (45) days after receipt thereof.

          (2) Nothing in this Section shall be construed to relieve the Grantee of any responsibility to subscribers or users under any contractual agreements into which it enters with them.

          (3) Nothing in this section shall be construed as limiting the Grantee's liability for fines or penalties which may be imposed under this Franchise for violation or breach of any of its provisions.

          (4) Nothing in this section shall be construed to limit the Grantee's liability for damages because of its failure to provide the service for which the deposit or charge was made.

          (5) In the event that a subscriber terminates basic service prior to the end of a pre-paid period, the pro-rata portion of any pre-paid subscriber fee which represents payment for services which are no longer to be rendered shall be refunded promptly, but in no case more than forty-five (45) days after receipt of the request for termination.

     l. Late fees: Grantee may impose reasonable late fees. Grantee shall not assess a late fee on any amount paid in advance prior to the end of the period for which such advance payment was billed.

14.  TECHNICAL STANDARDS

     a. Grantee shall construct, install and maintain its Cable Television System in a manner consistent and in compliance with all applicable laws, ordinances, construction standards, governmental requirements, and technical standards including those established by the FCC.

     b. Minimum Bandwidth : Grantee shall provide a minimum capacity of 60 channels on completion of the upgrade.

     c. Electrical and related Codes : Grantee shall at all times comply with the National Electrical Safety Code (National Bureau of Standards); National Electrical Code (National Bureau of Fire Underwriters); Applicable FCC and other federal, state and local regulations; and codes and other ordinances of the Grantors.

     d. In any event, the Cable Television System shall not endanger or interfere with the safety of persons or property within the Franchise Area or other areas where the Grantee may have equipment located.

     e. Antenna Structure(s): Any antenna structure used in the Cable Television System shall comply with construction, marking and lighting of antennae structures, required by the United States Department of Transportation, regardless of whether such structure is within the Grantors' jurisdiction.

     f. Grantors radio services: RF leakage shall be checked at specified fixed reception locations for emergency radio services to prove no interference with specified frequencies used by the Grantors are possible. The Grantors will specify in writing the locations and frequencies referred to in this subparagraph and provide reasonable notice of same to Grantee before any leakage tests other than those required by federal law or regulations shall be required.

     g. Cable Ready consumer equipment: The Cable Television System shall be designed to be compatible with common features of consumer electronic equipment, in accordance with FCC regulations.

     h. Color, Stereo, and VIT Signals: Effective with the upgrade, the Cable Television System shall distribute television signals substantially as they are available to it, particularly including such information as color, Multi-Channel Television Sound (MTS, stereo), and vertical interval test (VIT) signals. Grantors may waive this requirement based on justification provided by Grantee in an application.

     i. Grantee shall include equipment capable of providing standby powering for head end, transportation and trunk amplifiers serving not less than 250 subscribers for a minimum of two (2) hours. The equipment shall be so constructed as to automatically notify the cable office when it is in operation and to automatically revert to the standby mode when the AC power returns. The system shall incorporate safeguards necessary to prevent injury to linemen resulting from a standby generator powering a "dead" utility line. Provision of standby power shall be illustrated on the system map on file at the Grantors.

15.  COMMUNITY, EDUCATIONAL AND GOVERNMENTAL ACCESS

     a. Grantee shall provide, pursuant to the provisions of the Cable Communications Policy Act of 1984, Section 611 (47 USC 531), one (1) downstream channel for access by the Grantors and other government entities in Lancaster County; and upon written notice by the Grantors shall provide one (1) downstream channel for community access and/or one (1) downstream channel for educational access. Grantee shall activate the government access channel, including the provision of equipment required by Section 15.d and training of Grantors' staff, within 90 days of the effective date of this agreement. Other access channels required in this section shall be activated, after completion of the upgrade, within 60 days of written notice by Grantors.

     b. Grantee shall effect the availability of all access channels to viewers as a part of basic service. Any access channel requiring a converter or "cable-ready" consumer equipment shall not be scrambled or otherwise denied to customers.

     c. Grantee use of Unused Access Channel: In the event that Grantee desires to use any access channel in whole or in part for the provision of other services, Grantee shall apply to the Grantors for permission to do so and notify subscribers of the substance of the application. Grantee shall demonstrate in such application that the channel is not being used for the purpose designated. Based on such application and other information and following opportunity for public input, Grantors may permit Grantee to use such channel for other purposes. Whenever Grantors reasonably determine that conditions have changed so that the channel should be returned to its designated purpose, Grantors shall notify Grantee. Grantee thereupon shall cease use of the channel and return it to its designated purpose.

     d. Support for Use of Access: Grantee shall provide necessary computer equipment, modem(s), and training so that the government access programming originated by the County and other jurisdictions may be transferred to Grantee's system for carriage on the government access channel. Nothing contained in this agreement shall be construed to limit the authority of the Grantee to make payments in support of the use of community, educational or governmental access channel(s). However, except for the computer equipment, such payments are expressly not a requirement of this Franchise and shall in no event be considered in the calculation of Franchise Fees pursuant hereto.

     e. Availability of Access Facilities: Grantee shall activate channels for community, educational and government access upon the Cable Television System pursuant to this section at all times and shall maintain such channels in operation the same as any other channel on the system. Grantee shall furnish and maintain all equipment necessary for transmitting signals from one location to the head end for each such channel.

     f. As to channels allocated for community and educational access, Grantee shall assist in the development and may assist in the operation of separate non-profit entities to manage such channels.

     g. Grantee shall make all reasonable efforts to coordinate the cable casting of community, educational and governmental access programming upon the Cable Television System at the same time and upon the same channel designations as such programming is cablecast upon other cable television systems within the community.

16.  SERVICE TO GRANTORS

Grantee, at its own expense within 45 days of the effective of date of this agreement, shall provide and maintain one connection to Grantors' existing office buildings, police stations, fire stations, fixed radio transmitter/receiver sites, recreational facilities, and any other of Grantors facilities within the Franchise Area as designated by the Grantors; provided, that Grantee shall not be responsible for providing the distribution system within any of such places. Further, no fees shall be charged for basic service to such places. Service shall be provided to newly established Grantors facilities of the type referred to above under the same terms and conditions within 30 days of notice by the Grantors. The requirement to serve any specific facility may be waived by the Grantors.

17.  PROGRAMMING

Community Needs: Grantee shall provide programming meeting the needs of the community, including programming devoted to minorities, sports, music, children, business and financial affairs, arts and culture, science, public affairs, foreign culture and language, and South Carolina. Grantee shall provide a diversity of programming about South Carolina, but Grantee shall be under no obligation to create original programming.

                                     REGULATION

18.  REGULATION OF THE FRANCHISE

     a.   The Grantors shall have the following regulatory responsibility:

          (1) Administration and enforcement of the provisions of this Franchise;

          (2)  Renewal, extension or termination of this Franchise;

          (3) Approval prior to sale or transfer of the Franchise granted hereunder;

          (4)  Performance evaluations pursuant to this Franchise.

     B. The Grantors also reserves the right to perform the following functions:

          (1) Develop objectives and coordinate activities related to the operation of community, educational and government channels;

          (2) Provide technical, programming and operational support to public agency users such as Grantors departments, schools and health care institutions;

          (3)  Coordinate plans for interconnection of cable services;

          (4) Analyze the possibility of integrating cable communications with other city, state, or regional telecommunications networks;

          (5) Formulate and recommend long-range telecommunications policy for the Grantors and provide for the determination of future cable-related needs and interests of the community;

          (6) Provide the administrative effort necessary for the conduct of performance evaluations pursuant to this Franchise, and any other activities required for the administration of the Franchise;

          (7) Monitor the Grantee's process for handling citizen complaints and periodically inspect and analyze the records related to such complaints;

          (8) Monitor the Grantee's adherence to operational procedures and line-extension policies;

          (9)  Assure compliance with applicable laws and ordinances;

          (10) Arrange tests and analyses of equipment and performance;

          (11) Provide for reasonable continuity in service;

          (12) Receive for examination all data and reports required by this Franchise; and

          (13) Intervene in any suit or proceeding to which the Grantee is party, when the issues involved are relevant to the interest of the Grantors in the performance of Grantee's obligations under this agreement and when permitted by the court.

19.  TRANSFERS

     a. The Franchise may not be sold, transferred, assigned, mortgaged, pledged, leased, sublet, or otherwise encumbered for any purpose whatsoever, nor shall title thereto, either legal or equitable, or any right or interest therein, pass to or vest in any party without Grantors approval, which shall be based upon a reasonable determination by the Grantors of the qualifications of the buyer or assignee in respect to technical, financial, legal, character, or other such requirements, which approval shall not be unreasonably withheld; and upon sale or assignment, the buyer or transferee shall be required to become a party to the terms of this Franchise. Notwithstanding the above, Grantee may hypothecate its assets including the Cable Television System or any part thereof to secure loans, except that such loans shall not be from cable television industry sources.

     b. A sale or transfer of control of Grantee to or among the present shareholders of Grantee, their spouses, children or grandchildren, or other entities owned or controlled by the shareholders of Grantee shall not be deemed a sale or assignment of the Franchise for the purposes of this section.

     c. The transfer, over the term of the Franchise, of more than fifty percent (50%) of voting control of Grantee pursuant to a sale or security agreement to persons other than the present shareholders of Grantee, their spouses, children or grandchildren, or other entities owned or controlled by the shareholders of Grantee shall create a presumption of a transfer of control of Grantee.

     d. Any change in the list of owners required by section 4.a that does not require approval of the Grantors shall be reported to the Grantors within thirty (30) days of the effective date thereof.

     e. Any transfer or other encumbrance of whatever kind or nature made in violation of the provisions of this Section shall be void.

20.  BOND

Grantee shall furnish a franchise bond or irrevocable letter of credit guaranteeing performance of Grantee's obligations under this franchise in an amount of $25,000. Such security shall be maintained throughout the term of this Franchise, provided that the surety may be substituted at any time provided that the substituted surety is qualified, that the suretyship is not interrupted, and that notice of the proposed substitution is provided to Grantors not less than 60 days prior to the date of the proposed substitution. Grantors shall notify Grantee within 30 days of said notice if Grantors object to the proposed substitution. The bond or irrevocable letter of credit required herein shall be in a form satisfactory to the Grantors. Surety shall be licensed therefor by the State of South Carolina. An irrevocable letter of credit shall be issued by a bank subject to the jurisdiction of South Carolina courts and which meets the capital requirements of federal regulators.

21.  INDEMNIFICATION

Grantee shall, at its sole expense, fully indemnify, defend and hold harmless the Grantors, its officials, employees, agents, and volunteers, from and against any and all claims, suits, actions, liability and judgments for damages or otherwise:

     a. For actual or alleged injury to persons or property, including loss of use of property due to an occurrence, whether or not such property is physically damaged or destroyed, in any way arising out of or through or alleged to arise out of or through the acts or omissions of the Grantee or its officers, agents, employees, or contractors or to which the Grantee's or its officers', agents', employees' or contractors' acts or omissions in any way contribute;

     b. Arising out of or alleged to arise out of any claim for damages for invasion of the right of privacy, defamation of any person, firm or corporation, or the violation or infringement of any copyright, trade mark, trade name, service mark or patent, or of any other right of any person, firm or corporation; and

     c. Arising out of or alleged to arise out of Grantee's failure to comply with the provisions of any statute, regulation or ordinance of the United States, State of South Carolina, or any local agency applicable to the Grantee in its business.

Grantee, however, shall not indemnify, defend or hold harmless the Grantors, its officials, employees, or volunteers to the extent that such claims are caused by such parties.

22.  INSURANCE

     a. Grantee shall maintain in full force and effect at all times for the full term of the Franchise, insurance as described in this section. Such insurance shall protect the Grantors as an additional insured with respect to damages and defense of claims arising from activities performed by or on behalf of Grantee, products and completed operations of Grantee and premises owned, leased or used by the Grantee.

     b. All liability insurance required in this section shall be kept in full force and effect by the Grantee during the existence of the Franchise and until after the removal of all poles, wires, cables, underground conduits, manholes, and other conductors and fixtures installed by Grantee incident to the maintenance and operation of the cable communications system as defined in this Franchise.

     c. All insurance policies shall be written by insurers licensed to do business in South Carolina and be acceptable to the Grantors. All policies shall be endorsed to give the Grantors thirty (30) days written notice of the intent to amend, cancel or non-renew by either the Grantee or the insuring company.

     d. Grantee shall furnish the Grantors with certificates of insurance and with original endorsements affecting coverage required by this section. The certificates and endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. Certificates shall be on ACCORD Form 25-S or on forms approved by the Grantors. Endorsements shall be provided by Grantee using insurance industry standard forms or other forms approved by the Grantors, which approval shall not be unreasonably withheld.

     e. Insurance Coverages Required : A comprehensive general liability insurance policy protecting the Grantors against liability for loss or bodily injury and property damage occasioned by the installation, removal, maintenance or operation of the cable communication system by the Grantee in the following minimum amounts:

          (1) $5,000,000 combined single limit, bodily injury and for property damage in any one occurrence;

          (2)  $5,000,000 aggregate.

          (3) A comprehensive automobile liability policy for all owned, non-owned, hired and leased vehicles operated by the Grantee with limits no less than five million dollars ($5,000,000) each accident, single limit, bodily injury and property damage combined, or evidence of self insurance.

          (4) Worker's compensation and employer's liability, valid in the State, in the minimum amount of the statutory limit for worker's compensation, and $500,000 for employer's liability.

23.  REPORTS

     a.   Contemporaneous reports :

          (1) Regulatory communications. Copies of all written petitions, applications, letters, memoranda and reports submitted by Grantee to or received by Grantee from any Federal or State agency having jurisdiction in respect to any matters affecting construction or operation of a Cable Television System or services provided through such a System; provided, however, that materials exempt from disclosure under the Freedom of Information Act applicable to such agency shall not be subject to this requirement.

          (2) Notices to public. Copies of all written notices to subscribers, news releases, and other documents concerning operation of the system issued to the public or media shall be submitted to the Grantors not later than the time they are first mailed or delivered to any other person.

     b. Annual Report: Grantee shall file with the Grantors in January of each year, including the January following the expiration of this Franchise, an annual report consisting of:

          (1) Facilities report. A report describing plant construction and plant in operation during the previous year, including head end and production facilities.

          (2) Grantee rules. The Grantee's full schedule of all subscriber and user rates and all other charges including, but not limited to, premium, leased channel and pay per view services, contract or application forms of regular subscriber policy regarding the processing of subscriber complaints, delinquent subscriber disconnect and reconnect procedures and any other terms and conditions adopted as the Grantee's policy in connection with its system subscribers.

          (3) Proof of insurance. Written notice of payment of required premiums for insurance required by this Franchise.

          (4) Financial reports. The financial reports for the Grantee, which shall indicate income and expenses, assets and liabilities, and such other information that reasonably may be required.

          (5) Grantee's annual proof of performance tests conducted pursuant to FCC standards and requirements. In the event that the FCC does not require a complete proof of performance, Grantee shall furnish such tests as are necessary to demonstrate that the system meets the technical standards required by section 14.

          (6) A summary of new services offered and services discontinued during the previous year with an explanation of the changes.

          (7) A summary of complaints received and handled which may be a list of types and number.

          (8) A report of the number and types of outages affecting five (5) or more subscribers simultaneously.

          (9) The number of subscribers by level of service subject to the Franchise, the total number of subscribers served from facilities located within the Franchise Area, a list of systems or franchises served from facilities located in the Franchise Area.

          (10) A report on programming provided pursuant to section 17.

     c. Special reports: Grantee shall prepare and furnish to the Grantors, at the times and in the form prescribed, such additional reports with respect to its operation, affairs, transactions or property as may be reasonably necessary and appropriate to the performance of any of the functions or duties of the Grantors in connection with the System.

24.  RATES

     a. Rate regulation : Grantors expressly reserve the right to approve the rates which the Grantee charges its subscribers for such services as Grantors may be permitted to regulate by current or subsequent law. Grantee shall not deny, delay, interrupt or terminate cable communications services or the use of community communications facilities to subscribers or users because Grantors deny a request for a rate increase, provided, however, that nothing herein shall be construed to limit the Grantee's right to seek judicial review of the reasonableness of such action. No rate, fee or charge of any kind, which is within the approval authority of Grantors as set forth above, shall be charged or collected from subscribers by the Grantee without the written authorization of Grantors. Rate regulation shall be implemented according to applicable federal law and regulations.

     b. Promotional rates: Nothing in this Section shall be construed to prohibit the reduction or waiving of charges in conjunction with promotional campaigns for the purpose of attracting subscribers or users.

25.  FRANCHISE FEES

     a. Purpose : For the use of the streets and for the purposes of providing revenue with which to defray the costs of regulation arising out of the granting of this Franchise and for promoting and assisting community, educational, and governmental access programming, the Grantee shall pay Franchise Fees in the amount in this Section.

     b. During the term of this Franchise, Grantee shall pay to the Grantors an amount equal to five percent (5%) each year of the Grantee's annual Gross Revenues derived from the operation of the system within the Franchise Area. Said fees shall be paid quarterly within 30 days of the end of each calendar quarter. Grantee agrees that no adjustment shall be necessary to represent the time value of money in the payment of franchise fees.

     c. The term "revenues derived from operation of the cable system in the Franchise Area" shall be construed to include only (1) those revenues derived by the Grantee from subscribers within the Franchise Area and
          (2) a portion of other revenues of the Grantee calculated by a formula or formulae which fairly allocate revenues attributable to the Franchise Area. In the absence of a more precise formula, the portion shall be calculated by multiplying such other revenues by a fraction whose numerator is the number of subscribers within the Franchise Area and whose denominator is the number of subscribers served by the head end facility of Grantee.

     d. Not later than March 31 of each year during the Franchise, and including the year following expiration of the Franchise, Grantee shall provide the Grantors with certification by an officer of Grantee of the accuracy of the Franchise fee paid and in detail the sources and amounts of revenues received by Grantee during the previous year. The Grantors may, in their sole discretion, retain the services of an independent certified public accountant to provide an opinion, prepared in accordance with generally accepted accounting standards, as to the accuracy of franchise fee paid. Expense of such audit will be paid by the Grantors unless such opinion establishes that the Franchise fee has been underpaid, in which case, the Grantee will reimburse the Grantors for expense of the opinion along with any unpaid fee, interest and penalty within 30 days of the opinion date.

     e. No acceptance of any payment shall be construed as an accord that the amount paid is, in fact, the correct amount, nor shall such acceptance of payment be construed as a release of any claim which the Grantors may have for further or additional sums payable under the provisions of this Section.

     f. If the limitation on Franchise Fee contained in the Cable Act is raised, the fee required by this Franchise may be increased up to the new limit effective for fees paid after January 1 next following the effective date of such amendment to the Cable Act; provided that such increase is authorized by Grantors after a duly noticed public hearing.

     g. Interest: Any Franchise Fees which remain unpaid after the due date shall be delinquent and shall thereafter accrue interest at the then published prime rate.

     h. Franchise fees due hereunder shall be payable based on gross revenues received by the Grantee beginning on July 1, 1998, and thereafter, as required by this Section. Grantee shall obtain business licenses for the period beginning July 1, 1998, and thereafter in accordance with Grantors' business license ordinances.

     i. Inspection of books : Grantee shall make available for inspection by authorized representatives of the Grantors, its books, accounts, and all other financial records at reasonable times and upon reasonable notice. Such inspections shall not be limited to annually, as are audits.

     j. If for any reason, the Grantors refund any payment of franchise fee, Grantee shall credit such refund to subscribers in a reasonable manner to be approved by the Grantors.

26.  RECEIVERSHIP AND FORECLOSURE

     a. The Franchise shall, at the option of the Grantors, cease and terminate one hundred twenty (120) days after the appointment of a receiver or receivers, or trustee or trustees, to take over and conduct the business of the Grantee, whether in a receivership, reorganization, or other action or proceeding, unless such receivership or trusteeship shall have been vacated prior to the expiration of said one hundred twenty (120) days, or unless such receivers or trustees shall have, within one hundred twenty (120) days after their election or appointment, fully complied with all the terms and provisions of this Franchise, and the receivers or trustees, within said one hundred twenty (120) days, shall have remedied all defaults under the Franchise; and such receivers or trustees shall, within said one hundred twenty (120) days, execute an agreement, duly approved by the court having jurisdiction of the premises, whereby such receivers or trustees assume and agree to be bound by each and every term, provisions and limitation of this Franchise.

     b. In the case of a foreclosure or other judicial sale or transfer in lieu thereof of the plant, property and equipment of the Grantee or any part thereof, including or excluding the Franchise, the Grantors may serve notice of termination upon the Grantee and the successful bidder at such sale or proposed transferee, in which event the Franchise and all rights and privileges of the Grantee granted hereunder shall cease and terminate one hundred twenty (120) days after service of such notice unless the Grantors shall have approved the transfer of the Franchise pursuant to section 19. Provided, however, that if such transferee is a prior secured party pursuant to section 19.a to whom the transfer has been made in lieu of foreclosure or as a result of a foreclosure or other judicial sale or is a successful bidder at foreclosure or other judicial sale whom the Grantors has not approved pursuant to Section 19, the transferee shall be permitted to continue operating the system for twelve months from the date of such transfer, while actively seeking another operator meeting Grantors' requirements for approval, if the transferee shall have covenanted and agreed with the Grantors to assume and be bound by all of the terms and conditions of the Franchise reasonably applicable under the conditions and circumstances existing during said twelve month period.

27.  ENFORCEMENT

     a. Procedure for Remedying Franchise Violations by Termination: In the event that the Grantors determine that Grantee has violated any material provision of this Franchise, Grantors may make a written demand on Grantee that it remedy such violation. If the violation is not remedied, or in the process of being remedied, to the reasonable satisfaction of the Grantors within sixty (60) days following such demands, Grantors shall determine whether or not such violation by Grantee was excusable or inexcusable, in accordance with the Administrative Procedures Act commencing at Section 1-23-310 of the Code of South Carolina of 1976 or any successor legislative amendment, to the extent that it may be applicable. Upon such determination, the Grantors Council shall adopt a decision which includes findings of fact and conclusions. If the decision by the Grantors Council is that there are grounds for termination of the Franchise and that the Franchise shall be terminated, the Council may adopt a resolution which terminates the Franchise and includes its decision. The effective date of termination shall be such date as is reasonably prescribed by the Grantors Council, in the resolution.

     b. Alternative Remedies: Any enforcement action or remedy provided by this Franchise shall not be deemed exclusive but shall be alternative or cumulative in nature. No provision of this Franchise shall be deemed to bar the right of either party to seek or obtain judicial relief from a violation of any provision of this Franchise or any rule, regulation, requirement or directive promulgated thereunder. Neither the existence of other remedies identified in this Franchise nor the exercise thereof shall be deemed to bar or otherwise limit the right of the either party to recover monetary damages (except where liquidated damages are otherwise prescribed) for such violation or judicial enforcement of either party's obligations by means of specific performance, injunctive relief or mandate, or any other judicial remedy at law or in equity.

     Liquidated Damages:

     (1) Grantee understands and agrees that failure to comply with any time and performance requirements as stipulated in this Franchise will result in damage to the Grantors, and that it may be impracticable to determine the actual amount of such damage in the event of delay or non-performance.

     (2) If the Grantors conclude that Grantee is liable for liquidated damages pursuant to this Section, they shall issue to Grantee by certified mail a notice of Intention to Assess Liquidated Damages. The notice shall set forth the basis for the assessment, and shall inform the Grantee that liquidated damages will be assessed from the date of the notice unless such violation shall have been cured within 10 days of the date of notice or the assessment notice is appealed. On appeal the Grantors may determine (1) that the violation has been corrected, or
          (2) that an extension of time or other relief should be granted. Unless the Grantors indicates to the contrary, said liquidated damages shall be assessed beginning with the date on which the Grantors sent the notice of the intention to assess liquidated damages and continuing thereafter until such time as the violation ceases, as determined by the Grantors.

     (3)  The following liquidated damages amounts are established:

          (a) For failure to pay any monetary amount due to Grantors when due, in addition to any interest due on such amount, an amount equal to five percent of such monetary amount.

          (b) For failure to provide within a reasonable time after written request any data, documents, reports, or other information required by the Franchise, $50 per day that such violation continues.

          (c) For failure to complete the upgrade, $100 per day that such violation continues.

          (d)  For failure to provide an emergency alert system pursuant to
               Section 12.f, $100 per day that such violation continues.

          (e) For failure to provide service to Grantors pursuant to Section 16, $25 per site per day that such violation continues.

          (f) For failure to activate any access channel pursuant to Section 15, $100 per day that such violation continues.

          (g) For failure to complete repairs promptly as required by section 13.f, $25 per subscriber per day until repairs are completed.

          (h) For failure to comply with Customer Service Standards as required by section 13 except subsection 13.f, $50 per day that such violation continues.

          (i)  For failure to comply with Technical Standards required by section 14, $50 per day that such violation continues.

          (j) For failure to file reports as required by section 23, $100 per day that such violation continues.

          (k) For failure to test, analyze and report on the performance of the system following a written request, $100 per day that such violation continues.

          (l) For failure to obtain any permit or permission of the Grantors required by this Franchise, $100 or an amount equal to the associated fee, whichever is greater.

     d. Forbearance by Grantors: Grantee shall not be relieved of any obligation to comply with any of the provisions of this Franchise or any rule, regulation, requirement or directive promulgated thereunder by reason of any failure of the Grantors or their officers, agents or employees to enforce prompt compliance.

     e. Force Majeure: Notwithstanding anything to the contrary in this Franchise, the Grantors shall not impose any penalty upon the Grantee where either violation or failure to cure the same result from force majeure, labor dispute, declaration of war or other hostilities, Act of God, or any other reason beyond the control of the Grantee.

For and in consideration of the promises, covenants, grant of franchise, obligations, fees and provision of services, the Grantors and Grantee agree to be bound by the terms of this franchise agreement, acknowledge that it is their entire agreement and that is binding on them, their successors and assigns.

IN TESTIMONY WHEREOF, the parties hereto have executed this Agreement as of the 13th day of October, 1998.



TOWN OF HEATH SPRINGS                Enstar Income Program 1984-1,
                                     L.P. d.b.a. Falcon
By /S/ ANN S. TAYLOR
   -----------------
Mayor                                By: /S/ HOWARD GAN
                                        ------------------
ATTEST: /S/ THEE BAKER               Its: V.P.
       ---------------                   -----------------

Its:  CLERK / TREASURER              ATTEST: /S/ LAURA DAINKO
    -------------------                      ----------------

TOWN OF KERSHAW                      Its: ADMIN ASST
                                          -------------
By /S/ W. R. CLYBURN
   -----------------
   Mayor

ATTEST: /S/ ERNEST GREEN
        -----------------
        Administrator

COUNTY OF LANCASTER

By /S/  RAY E. GARDENER
   -----------------------
   County Council chairman

ATTEST: /S/ CHAPPEL HURST
        -----------------
        County Administrator